Exhibit 99

Journal Communications Reports First Quarter 2013 Results

First Quarter 2013 compared to First Quarter 2012:

  Revenue of $94.7 million, up 15.1%
  Broadcast revenue up 31.1% , up 6.0% on a same-station basis
  Daily newspaper revenue trends improved with retail advertising revenue up 4.5%
  Publishing revenue down 3.8%, up 1.8% excluding northern Wisconsin community publications sold in December 2012
  Operating earnings of $8.5 million, up 47.3%
  Diluted EPS of $0.08, compared to $0.05 in 2012

MILWAUKEE--(BUSINESS WIRE)--May 2, 2013--Journal Communications, Inc. (NYSE:JRN) today announced results for its first quarter ended March 31, 2013.

“We are very pleased to report that Journal Communications experienced revenue growth in the first quarter at both our television and radio stations and improving trends at the Journal Sentinel daily newspaper,” said Steven J. Smith, Chairman and CEO of Journal Communications.

“Television revenue increased over 43%, driven by a solid quarter at the newly acquired NewsChannel 5 in Nashville. On a same-station basis, television revenue increased almost 8%, driven, in part, by increased retransmission revenue. In radio, revenue grew nearly 7% with same-station up almost 3%, with revenue increases seen in most markets. Same-station revenue was up more than 6% across the broadcast group.”

“Execution of an effective sales strategy at the Milwaukee Journal Sentinel drove year over year growth in retail ROP advertising and solid results in digital and commercial print. Excluding the divested northern Wisconsin publications, publishing revenue grew almost 2%.”

“Our overall revenue performance drove an operating earnings increase of over 47% in the quarter. Earnings per share were $0.08 compared to $0.05 last year.”

First Quarter 2013 Results

Note that unless otherwise indicated, all comparisons are to the first quarter ended March 25, 2012. Same-station comparisons exclude the operations of KHTT-FM and KBEZ-FM in Tulsa, Oklahoma and NewsChannel 5 in Nashville, Tennessee which were purchased in June and December 2012, respectively.

For the first quarter, revenue of $94.7 million increased 15.1% and operating earnings of $8.5 million increased 47.3%. Net earnings were $3.8 million, an increase of 29.9%. First quarter results were driven by the acquisition of Nashville NewsChannel 5 – WTVF-TV in December 2012.

In the first quarter, basic and diluted net earnings per share of class A and B common stock were $0.08 compared to $0.05 in 2012.

The operating margin was 8.9% for the first quarter compared to 7.0%. Adjusted EBITDA, as defined in Table 4, was $15.4 million, an increase of 33.2% from $11.6 million.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the first quarters of 2013 and 2012 (dollars in millions).

	Q1	Q1%
	2013	2012	Change
Revenue:
Broadcasting	$58.2	$44.4	31.1
Publishing	36.6	38.0	(3.8)
Corporate eliminations	(0.1)	(0.1)	58.1
Total Revenue	$94.7	$82.3	15.1

Operating earnings (loss):
Broadcasting	$9.5	$6.7	41.9
Publishing	0.9	0.7	17.3
Corporate	(1.9)	(1.7)	(13.1)
Total operating earnings	$8.5	$5.7	47.3

For the first quarter, total expenses of $86.2 million increased 12.7% compared to $76.5 million, driven by acquisitions in Nashville and Tulsa.

Broadcasting

For the first quarter, broadcasting revenue increased 31.1% to $58.2 million or 6.0% on a same-station basis. Total broadcast political advertising revenue decreased 61.4% to $0.5 million. Local advertising revenue, excluding political, was up 25.1%, or 3.2% on a same-station basis. National advertising revenue, excluding political, increased 41.0%, or 7.5% on a same-station basis. Retransmission revenue increased 145.1% to $5.4 million. Broadcasting operating earnings of $9.5 million increased 41.9%.

Television

Revenue from television stations for the first quarter increased 43.4% to $42.3 million, or 7.6% on a same-station basis. Television political advertising revenue was $0.4 million compared to $1.2 million. Local advertising revenue, excluding political, increased 36.7%, or 3.2% on a same-station basis, primarily due to an increase in automotive advertising. National advertising revenue, excluding political, increased 50.1% or 9.5% on a same-station basis, primarily due to increases in media and restaurant advertising. Operating earnings from television stations were $7.1 million, an increase of 84.3%. Television operating expenses increased 37.2%, or 10.4% on a same-station basis, excluding acquisition costs, primarily due to increases in network fees and employee-related costs.

Radio

For the first quarter, revenue from radio stations increased 6.7% to $15.9 million, or 2.8% on a same-station basis. Radio political advertising revenue was $0.1 million in each of 2013 and 2012. Local advertising revenue, excluding political, increased 7.2%, or 3.3% on a same-station basis, primarily due to an increase in retail advertising. National advertising revenue, excluding political, increased 2.1%, but decreased 1.3% on a same-station basis, primarily due to a decrease in communications advertising. Operating earnings from radio stations were $2.4 million compared to $2.9 million, a decrease of 15.3%. Radio operating expenses increased 11.9%, or 8.1% on a same-station basis, primarily due to employee-related expense increases and a non-cash building impairment charge of $0.2 million.

Publishing

For the first quarter, publishing revenue decreased 3.8% to $36.6 million, largely due to the sale of the northern Wisconsin community publications in December 2012. Operating earnings from publishing were $0.9 million, an increase of 17.3%. Total newsprint and paper expense of $3.8 million increased 0.2% as commercial printing volume increases were offset by price declines.

Daily Newspaper

Revenue at the daily newspaper for the first quarter increased 0.1% to $33.1 million. Total advertising revenue of $16.0 million declined 0.6%. Retail advertising revenue increased 4.5% due to successful programs that have grown share with local advertisers. Classified advertising revenue decreased 10.9% driven by a decrease in employment and automotive advertising. Digital advertising revenue of $2.9 million increased 12.6%, primarily due to an increase in sponsorship revenue. Circulation revenue of $12.0 million was down 2.2%. Other revenue of $5.1 million increased 8.5% driven by higher commercial printing revenue. Operating earnings from the daily newspaper were $0.8 million, a decrease of 5.5%. Daily newspaper operating expenses increased 0.3%, primarily due to increased costs associated with higher commercial printing revenue.

Community Newspapers

Community newspapers revenue for the first quarter decreased 29.6% to $3.5 million primarily due to the sale of the northern Wisconsin community publications in December 2012. Excluding revenue of $2.1 million related to the northern Wisconsin community publications in 2012, revenue increased by 20.3%, driven by commercial print revenue from the northern Wisconsin publications that we continue to print following the sale. Operating earnings from community newspapers and shoppers were $0.1 million compared to a loss of $0.1 million. Operating expenses declined to $3.5 million compared to $5.1 million as a result of the sale of the northern Wisconsin community publications in 2012.

Corporate

The operating loss for the first quarter was $1.9 million compared to $1.7 million.

Non-Operating Items

For the first quarter, other expense, which primarily consists of interest expense, was $2.1 million compared to $0.7 million. The increase in interest expense reflects an increase in average borrowings for the quarter.

The first quarter effective tax rate was 40.0% compared to 41.8%.

Notes Payable to Banks and Cash Flows

At the end of the first quarter, total debt was $239.3 million. During the first quarter, we reduced our total debt by $6.7 million as compared to the 2012 year-end. Our consolidated funded debt ratio, as defined in our credit agreement, was 2.22-to-1. Cash from operating activities was $8.7 million compared to $8.3 million due to an increase in net earnings. First quarter capital expenditures were $2.5 million compared to $2.8 million.

Second Quarter 2013 Outlook

In the second quarter of 2013, on a same-station basis excluding political advertising revenue, we expect total broadcast revenue to be up in the mid-single digits as compared to the second quarter of 2012. In publishing, excluding the northern Wisconsin community publications, we anticipate revenue declines in the low-single digits as compared to the second quarter of 2012.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (866) 515-2909 (domestic) or (617) 399-5123 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 15265147. A live webcast of the first quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through May 9, 2013. Replays of the conference call will also be available through May 9, 2013. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 19678296. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Annual Meeting of Shareholders

The company will hold its 2013 Annual Meeting of Shareholders on Tuesday, May 7, 2013 at 9:00 a.m. Central Time at the Imperial Ballroom of the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in television and radio broadcasting, publishing and digital media. We own and operate 15 television stations and 34 radio stations in 12 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community publications in Wisconsin. Our digital media assets build on our strong publishing and broadcasting brands.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, including, but not limited to, changes in advertising demand or the buying strategies of advertisers or the migration of advertising to the internet; changes in newsprint prices and other costs of materials; changes in federal or state laws and regulations or their interpretations (including changes in regulations governing the number and types of broadcast and cable system properties, newspapers and licenses that a person may control in a given market or in total or changes in spectrum allocation policies); changes in legislation or customs relating to the collection, management and aggregation and use of consumer information through telemarketing and electronic communication efforts; the availability of quality broadcast programming at competitive prices; changes in network affiliation agreements, including increased costs as networks seek a greater share of retransmission revenue; quality and rating of network over-the-air broadcast programs, including programs changing networks and changing competitive dynamics regarding how and when programs are made available to viewers; effects of the loss of commercial inventory resulting from uninterrupted television news coverage and potential advertising cancellations due to war or terrorist acts; and the effects of the rapidly changing nature of the publishing, broadcasting and printing industries, including general business issues, competitive issues and the introduction of new technologies. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

Tables Follow

				Table No. 1
Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	First Quarter (A)
	2013		2012	% Change

Revenue:
Broadcasting	$58,170		$44,374	31.1
Publishing	36,580		38,021	(3.8)
Corporate eliminations	(54)		(129)	58.1
Total revenue	94,696		82,266	15.1

Operating costs and expenses:
Broadcasting	28,202		22,426	25.8
Publishing	25,053		26,152	(4.2)
Corporate eliminations	(54)		(129)	58.1
Total operating costs and expenses	53,201		48,449	9.8

Selling and administrative expenses	33,039		28,077	17.7
Total operating costs and expenses and selling and administrative expenses	86,240		76,526	12.7

Operating earnings	8,456		5,740	47.3

Other income and (expense):
Interest income	-		5
Interest expense	(2,133)		(733)
Total other income and (expense)	(2,133)		(728)	U

Earnings from continuing operations before income taxes	6,323		5,012	26.2

Provision for income taxes	2,530		2,093	20.9

Net earnings	$3,793		$2,919	29.9

Weighted average number of shares-Class A and B common stock:
Basic	50,170,685		50,381,619
Diluted	50,341,433	#	50,381,619

Weighted average number of shares-Class C common stock	-		3,264,000

Net earnings per share:
Basic - Class A and B common stock:	$0.08		$0.05
Diluted - Class A and B common stock:	$0.08		$0.05
Basic and diluted - Class C common stock:	$-		$0.19

# The two-class method of diluted EPS is no longer applicable in the first quarter of 2013, therefore the impact of non-vested restricted shares is included in diluted weighted average shares.

(A) 2013 first quarter: December 31, 2012 to March 31, 2013
2012 first quarter: December 26, 2011 to March 25, 2012
U Greater than 100% unfavorable variance

			Table No. 2
Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	First Quarter (A)
	2013	2012	% Change
Revenue
Broadcasting	$58,170	$44,374	31.1
Publishing	36,580	38,021	(3.8)
Corporate eliminations	(54)	(129)	58.1
	$94,696	$82,266	15.1

Operating earnings (loss)
Broadcasting	$9,521	$6,709	41.9
Publishing	873	744	17.3
Corporate	(1,938)	(1,713)	(13.1)
	$8,456	$5,740	47.3

Depreciation and amortization
Broadcasting	$3,957	$3,084	28.3
Publishing	1,747	2,472	(29.3)
Corporate	172	165	4.2
	$5,876	$5,721	2.7

(A) 2013 first quarter: December 31, 2012 to March 31, 2013
2012 first quarter: December 26, 2011 to March 25, 2012

									Table No. 3
Journal Communications, Inc.
Broadcasting and Publishing Segment Information (unaudited)
(dollars in thousands)

	First Quarter of 2013 (A)			First Quarter of 2012 (B)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$42,304	$15,866	$58,170	$29,503	$14,871	$44,374	43.4	6.7	31.1

Operating earnings	$7,099	$2,422	$9,521	$3,851	$2,858	$6,709	84.3	(15.3)	41.9

Publishing:
	Daily	Community		Daily	Community		% Change	% Change	% Change
	Newspaper	Newspapers	Total	Newspaper	Newspapers	Total	Daily	CN	Total
Advertising revenue:
Retail	$12,199	$1,427	$13,626	$11,679	$3,165	$14,844	4.5	(54.9)	(8.2)
Classified	3,191	425	3,616	3,580	599	4,179	(10.9)	(29.0)	(13.5)
National	580	-	580	799	-	799	(27.4)	N/A	(27.4)
Direct Marketing	17	14	31	18	-	18	(5.6)	N/A	72.2
Total advertising revenue	15,987	1,866	17,853	16,076	3,764	19,840	(0.6)	(50.4)	(10.0)
Circulation revenue	12,014	356	12,370	12,280	432	12,712	(2.2)	(17.6)	(2.7)
Other revenue	5,051	1,306	6,357	4,656	813	5,469	8.5	60.6	16.2
Total revenue	$33,052	$3,528	$36,580	$33,012	$5,009	$38,021	0.1	(29.6)	(3.8)

Operating earnings	$821	$52	$873	$869	$(125)	$744	(5.5)	F	17.3

(A) 2013 first quarter: December 31, 2012 to March 31, 2013
(B) 2012 first quarter: December 26, 2011 to March 25, 2012
F Greater than 100% favorable variance

NOTE:

Broadcasting and publishing segment information is provided to facilitate comparison of our broadcasting and publishing segments results with those of other broadcasting and publishing companies and is not representative of the overall business of Journal Communications or its operating results.

			Table No. 4
Journal Communications, Inc.
Reconciliation of Consolidated Net Earnings to Consolidated EBITDA and Adjusted EBITDA (unaudited)
(dollars in thousands)

	First Quarter (A)
	2013	2012

Net earnings	$3,793	$2,919
Provision for income taxes	2,530	2,093
Total other expense, net	2,133	728
Depreciation	5,114	5,340
Amortization	762	381
EBITDA	$14,332	$11,461

Acquisition and integration-related costs	785	55
Impairment of long-lived assets	238	-
Workforce reduction charges	32	38
Adjusted EBITDA	$15,387	$11,554

(A) 2013 first quarter: December 31, 2012 to March 31, 2013
2012 first quarter: December 26, 2011 to March 25, 2012

We define EBITDA as net earnings excluding earnings from discontinued operations, net, provision for income taxes, total other expense (which is comprised of interest income and expense), depreciation, and amortization; and we define Adjusted EBITDA as EBITDA excluding non-cash impairment charges, acquisition and integration-related costs, and workforce reduction charges. Our management uses EBITDA and Adjusted EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA and Adjusted EBITDA should not be considered in isolation of, or as substitutes for, net earnings as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA reported by other companies.

				Table No. 5
Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	First Quarter (A)
	2013		2012

Numerator for diluted earnings per share:
Dividends on class A and B common stock	$-	*	$-	*
Dividends on class C common stock	-		464
Dividends on non-vested restricted stock	-		-
Total undistributed earnings
Class A and B	3,793	*	2,283	*
Class C	-		148
Non-vested restricted stock	-	#	24
Net earnings	$3,793		$2,919

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	50,171		50,382
Impact of non-vested restricted shares	164		-
Conversion of class C shares	-		-
Adjusted weighted average shares outstanding for class A and B	50,335	*	50,382	*

Diluted net earnings per share of class A and B:	$0.08	*	$0.05	*

* Included in calculation of diluted earnings per share - class A and B

# The two-class method of diluted earnings per share is not applicable for the first quarter of 2013, therefore undistributed earnings are not allocated to stock other than class A and B.

(A) 2013 first quarter: December 31, 2012 to March 31, 2013
2012 first quarter: December 26, 2011 to March 25, 2012

		Table No. 6
Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	March 31, 2013	December 30,
	(unaudited)	2012
ASSETS
Current assets:
Cash and cash equivalents	$2,131	$2,430
Receivables, net	59,057	65,265
Inventories, net	2,982	2,944
Prepaid expenses and other current assets	4,848	3,980
Syndicated programs	2,294	2,446
Deferred income taxes	2,909	3,053
Total current assets	74,221	80,118
Property and equipment, net	168,532	171,354
Syndicated programs	4,862	5,200
Goodwill	124,318	125,818
Broadcast licenses	129,566	129,566
Other intangible assets, net	61,972	62,734
Deferred income taxes	41,104	43,019
Other assets	7,679	7,994
Total assets	$612,254	$625,803

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,454	$26,861
Accrued compensation	9,307	10,715
Accrued employee benefits	5,848	5,155
Deferred revenue	16,069	16,277
Syndicated programs	2,370	2,686
Accrued income taxes	229	3,756
Other current liabilities	6,005	6,821
Current portion of unsecured subordinated notes payable	2,656	2,656
Current portion of long-term liabilities	107	126
Total current liabilities	64,045	75,053
Accrued employee benefits	91,978	92,907
Syndicated programs	5,213	5,477
Long-term notes payable to banks	223,405	230,095
Unsecured subordinated notes payable	13,279	13,279
Other long-term liabilities	3,716	3,491
Shareholders' equity	210,618	205,501
Total liabilities and equity	$612,254	$625,803

CONTACT:
Journal Communications, Inc.
Andre Fernandez
President & Chief Financial Officer
414-224-2884